Exhibit 99.1

W-H Energy Services Announces First Quarter 2008 Results

HOUSTON--(BUSINESS WIRE)--W-H Energy Services, Inc. (NYSE:WHQ) posted first quarter net income of $37.1 million or $1.18 per share as compared to the $35.8 million or $1.16 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $36.8 million or $1.18 per share.

The Company projects that earnings per share will range from $1.20 to $1.25 for the quarter ending June 30, 2008.

Revenues for the first quarter of $301.0 million were 10 percent higher than the first quarter of 2007 and were 3 percent higher than the preceding quarter. Domestic revenues increased 14 percent as compared to the first quarter of last year and were 4 percent higher than the preceding quarter. International revenues decreased 13 percent as compared to the first quarter of last year and were 6 percent lower than the preceding quarter.

QUARTERLY SEGMENT RESULTS

Drilling

Revenues in the drilling segment were $194.3 million in the first quarter, 8 percent higher than the comparable period in the prior year and 1 percent higher than the preceding quarter. Operating income of $37.6 million was 4 percent lower than the comparable period in the prior and the preceding quarter.

Completion and workover

First quarter revenues in the completion and workover segment were $106.7 million, 14 percent higher than the comparable period in the prior year and 6 percent higher than the preceding quarter. Operating income of $28.4 million recorded in the first quarter was 10 percent higher than the comparable period in the prior year and 8 percent higher than the preceding quarter.

W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

W-H ENERGY SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Three Months Ended
	2008	2007	December 31, 2007

Revenues	$300,968	$272,887	$293,376

Costs and Expenses:
Cost of revenues	164,038	147,419	161,055
Selling, general and administrative	46,170	43,280	44,336
Research and development	6,094	4,716	5,239
Depreciation and amortization	23,317	17,552	22,155
Total costs and expenses	239,619	212,967	232,785

Operating income	61,349	59,920	60,591

Other (income) expenses:
Interest expense, net	2,408	1,993	2,163
Other (income) expense, net	(8)	29	(7)
Income before income taxes	58,949	57,898	58,435

Provision for income taxes	21,889	22,074	21,634
Net income	$37,060	$35,824	$36,801

Earnings per common share:
Basic	$1.21	$1.19	$1.21
Diluted	$1.18	$1.16	$1.18

Weighted average shares outstanding:
Basic	30,575	30,076	30,536
Diluted	31,312	30,868	31,290

W-H ENERGY SERVICES, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31, 2008	December 31, 2007

Assets:
Cash and cash equivalents	$28,122	$23,076
Accounts receivable, net	262,400	252,313
Inventory	112,069	102,584
Other current assets	24,332	28,880
Total current assets	426,923	406,853

Property and equipment, net	483,992	448,913
Other assets	192,308	151,264
Total assets	$1,103,223	$1,007,030

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$117,590	$116,815
Total current liabilities	117,590	116,815

Long-term debt (1)	210,744	150,000
Other liabilities	81,920	84,687
Total liabilities	410,254	351,502

Shareholders' equity	692,969	655,528
Total liabilities and shareholders' equity	$1,103,223	$1,007,030

(1) As of March 31, 2008, there was approximately $154.7 million available under the Company's revolving credit facility.

W-H ENERGY SERVICES, INC. UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA (in thousands)

	For the Three Months Ended:
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
SEGMENTED INFORMATION:
Revenue:
Drilling	$194,253	$192,555	$187,456	$179,141	$179,261
Completion and workover	106,715	100,821	95,536	98,611	93,626
Total revenue	$300,968	$293,376	$282,992	$277,752	$272,887

Depreciation and amortization:
Drilling	$14,063	$13,737	$12,542	$11,600	$10,573
Completion and workover	9,190	8,352	7,825	7,493	6,933
Corporate	64	66	50	69	46
Total depreciation and amortization	$23,317	$22,155	$20,417	$19,162	$17,552

Operating income:
Drilling	$37,593	$39,272	$40,114	$41,307	$38,982
Completion and workover	28,447	26,318	21,726	26,032	25,852
Corporate	(4,691)	(4,999)	(5,147)	(4,584)	(4,914)
Total operating income	$61,349	$60,591	$56,693	$62,755	$59,920

CONTACT:
W-H Energy Services, Inc., Houston
Shawn M. Housley, 713-974-9071